                                                                   EXHIBIT-99.2

          [VASCO LOGO]
          1901 S. MEYERS ROAD, SUITE 210
          OAKBROOK TERRACE, IL 60181
          PHONE:  630-932-8844   FAX:  630-495-0279
          INTERNET HOME PAGE:   http://www.vasco.com
          NEWS RELEASE


                   VASCO DATA SECURITY INTERNATIONAL, INC.
                      APPLIES TO TRADE UNDER SYMBOL VDSI


OAKBROOK TERRACE, IL, and BRUSSELS, BELGIUM, March 17, 1998 - - VASCO Data Security International, Inc. (VDSI), formally a subsidiary of VASCO Corp., (OTCBB:VASC), announced today that a NASD broker/dealer has submitted application to the NASD Electronic Bulletin Board for quotation of the common stock on that system. That application is currently pending and a new trading symbol, VDSI, has been requested.

At the end of business on March 11, 1998 VDSI's offer to exchange VASCO Corp. shares on a one-for-one basis was completed with approximately 96.5 percent of the common shares offered for exchange. Accordingly, VDSI is the owner of 96.5 percent of the common shares of VASCO Corp.

     VDSI, headquartered in Oakbrook Terrace, Illinois, and its foreign and domestic subsidiaries design, develop, market and support open-standards- based hardware and software security systems which manage and secure access to data. VDSI's computer security subsidiaries include VASCO Data Security, Inc., headquartered in Oakbrook Terrace, Illinois, and VASCO Data Security nv/sa of Brussels, Belgium.

For more information contact:


VASCO Data Security International, Inc.
Ken Hunt, CEO
630-932-8844 -- voice                        tkh@vasco.com
630-495-0279 -- fax                          OTCBB Symbol. VASC
http://www.vasco.com                         800-290-7215 Fax on Demand